Exhibit 107
Calculation of Filing Fee Tables(1)
Form
424(b)(2)
(Form Type)
Meritage Homes Corporation
(Exact Name of Registrant as Specified in its Charter)
Table 1—Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	5.650% Senior Notes due 2035 (“2035 Notes”)	Rule 457(r)	$500,000,000	99.439%	$497,195,000	0.00015310	$76,120.55

	Other	Guarantees of 2035 Notes	Other(2)	—	—	—	—	—

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					$497,195,000		$76,120.55

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$76,120.55

(1)	The prospectus supplement to which this Exhibit 107 is attached is a final prospectus for the related offering.
(2)
Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no additional registration fee is due with respect to the guarantees of 2035 Notes by certain wholly owned subsidiaries of Meritage Homes Corporation.